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
----------                         U.S. SECURITIES AND EXCHANGE COMMISSION                 -------------------------------
  FORM 4                                    WASHINGTON, DC 20549                                     OMB APPROVAL
----------                                                                                  OMB NUMBER:          3235-0287
                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               EXPIRED:    SEPTEMBER 30, 1998
/ / Check box if no                                                                         ESTIMATED AVERAGE BURDEN
    longer subject to           Filed pursuant to Section 16(a) of the Securities           HOURS PER RESPONSE         0.5
    Section 16. Form 4             Exchange Act of 1934, Section 17(a) of the              --------------------------------
    or Form 5 obligations          Public Utility Holding Company Act of 1935
    may continue. See               or Section 30(f) of the Investment Company
    Instruction 1(b).                            Act of 1940
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  LODA            LAURA               J.         ARV ASSISTED LIVING, INC. (SRS)                Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ---               ---
 245 Fischer Avenue, Suite D-1                    Number of Reporting        Month/Year          X  Officer          Other
---------------------------------------------     Person (Voluntary)         04/99              --- (give title   ---(Specify below)
                 (Street)                                                 ------------------         below)
Costa Mesa          CA              92626                                 5. If Amendment,
---------------------------------------------                                Date of Original Senior Vice President, Human Resources
  (City)           (State)           (Zip)                                   (Month/Year)     --------------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ---   Reporting Person

                                                                                                      Form filed by more than
                                                                                                ---   one Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of Se-    6. Ownership  7. Nature of
    (Instr. 3)                   action      action       or Disposed of (D)           curities Benefi-    Form:         Indirect
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Direct        Beneficial
                                             (Instr. 8)                                End of Month        (D) or        Ownership
                              ---------- -------------- -------------------------                          Indirect
                               (Month/     Code    V     Amount   (A) or   Price                           (I)
                                 Day/                               (D)                (Instr. 3 and 4)    (Instr. 4)    (Instr. 4)
                                 Year)
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                                                                     SEC 1474 (7-96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of      6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative        cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-    Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of       (Month/Day/                           Secur-
                             ative        Year)                  (D) (Instr.       Year)                                 ity
                             Security                            3, 4, and 5)                                            (Instr. 5)
                                                    ----------   -----------    -----------------   ------------------
                                                    Code   V     (A)     (D)    Date      Expira-   Title    Amount or
                                                                                Exer-     tion               Number of
                                                                                cisable   Date               Shares
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Employee Stock                $3.00      04/14/99     A    V     16,667         04/14/00  04/14/09  Common   16,667        $3.00
Option (Right to Buy)                                                                               Stock
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Employee Stock                $3.00      04/14/99     A    V     16,666         04/14/01  04/14/09  Common   16,666        $3.00
Option (Right to Buy)                                                                               Stock
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Employee Stock                $3.00      04/14/99     A    V     16,666         04/14/02  04/14/09  Common   16,666        $3.00
Option (Right to Buy)                                                                               Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
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Employee Stock                                              D
Option (Right to Buy)
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Employee Stock                                              D
Option (Right to Buy)
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Employee Stock                    70,000                    D
Option (Right to Buy)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal        /s/  Laura J. Loda                May 10, 1999
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              -------------------------------   ------------
                                                                                     **Signature of Reporting Person       Date

Note. File three copies of this form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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